UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
(Amendment No. 2)
CURRENT REPORT
Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 17, 2008
NAVARRE CORPORATION
(Exact name of Registrant as specified in its charter)

Minnesota	000-22982	41-1704319

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
7400 49th Avenue North, New Hope, MN 55428
(Address of principal executive offices)
Registrant’s telephone number, including area code: (763) 535-8333
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairments.
On December 17, 2008, Navarre Corporation (the “Company”) filed a Form 8-K (the “Original 8-K”) disclosing the cessation of budget DVD and audio licensing operations by BCI Eclipse Company, LLC, its wholly-owned subsidiary (“BCI”), in connection with the implementation of a restructuring plan that was anticipated to result in, among other things, the impairment of certain assets. At the time that the Original 8-K was filed, the Company was unable in good faith to estimate the anticipated asset impairment. Further analysis in connection with the financial impact of this restructuring has now provided the Company with the ability to estimate these amounts.
The Company anticipates that it will incur: (i) a $18.4 million impairment charge in connection with the write-off of assets associated with BCI; (ii) a $8.8 million non-cash impairment charge in connection with the write off of older licenses of children’s properties at FUNimation; and (iii) a $6.2 million non-cash impairment charge in connection with the impairment of goodwill and other intangible assets. These impairment charges are reflected in the Company’s financial results for the quarterly period ending December 31, 2008.
The statements contained in this Form 8-K/A that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements regarding the scope and nature of these anticipated impairment charges.  These impairment charges are estimates and are subject to change.  These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented in these forward-looking statements.   Such risks and uncertainties include, but are not limited to, amounts for asset impairment charges that differ from the original estimates, as well as and other factors described in the Company’s periodic filings with the Securities and Exchange Commission.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NAVARRE CORPORATION
Dated: February 9, 2009	By:	/s/ J. Reid Porter
Name: J. Reid Porter
Title: Chief Financial Officer